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                                                             EXHIBIT 21.1


            PDS FINANCIAL CORPORATION AND CONSOLIDATED SUBSIDIARIES


                            PARENT AND SUBSIDIARIES

                                                              PERCENTAGE OF
                                                              VOTING SECURITIES
                                            ORGANIZED UNDER   BENEFICIALLY OWNED
NAME OF COMPANY                             LAWS OF           BY REGISTRANT
---------------                             ---------------   ------------------
REGISTRANT:
PDS Financial Corporation                    Minnesota

CONSOLIDATED SUBSIDIARIES OF THE REGISTRANT:
PDS Financial Corporation - Nevada           Nevada                   100
PDS Financial Corporation - Mississippi      Mississippi              100
PDS Casinos International, Inc.              Minnesota                100
Transcanada 2 Corporation                    Minnesota                100